EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‐236272 and 333-261623 on Form S‐3, Registration Statement Nos. 333‐238533 and 333-229464 on Form S‐4, and Registration Statement Nos. 333‐47403, 33‐52691, 333‐02873, 333‐65424, 333‐182405, 333-235254, 333-237055, and 333-255763 on Form S-8 of our reports dated February 8, 2022, relating to the financial statements of Bristol-Myers Squibb Company and the effectiveness of Bristol-Myers Squibb Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 8, 2022

E-23-1